Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of June 14, 2012, by and between SWK Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, located at 5 Regent Street, Suite 520, Livingston, New Jersey 07039 (the “Company”), and Robert Nordin, an individual, located at 2400 Fieldcrest Drive, Mundelein, Illinois 60060 (the “Consultant”). In consideration of the respective covenants, representations, warranties and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE I.

ENGAGEMENT OF CONSULTANT

Section 1.01 Engagement of Consultant.  Company hereby engages Consultant to render consulting services to Company on a non-exclusive basis and on the terms and for the consideration specified herein. As such, Consultant will familiarize himself to the extent he deems necessary and appropriate with the business, operations, condition (financial and otherwise) and prospects of the Company and will provide eight (8) hours of consulting services per month for twelve (12) months at no cost to the Company.  Any consulting services provided by the Consultant to the Company which exceed eight (8) hours per month shall be billable to the Company at a rate of $150 per hour. To the extent the Consultant provides less than eight (8) hours of consulting services per month (the “Deficit Month”), such deficit of consulting services shall accrue and be provided to the Company by the Consultant in the month immediately following the Deficit Month.

ARTICLE II.

TERM; TERMINATION

Section 2.01 Term. The term of this Agreement shall commence on the date hereof and shall continue until June 14, 2013 (the “Term”).

Section 2.02 Termination. Upon termination of this Agreement, except as otherwise provided herein, the Company’s sole responsibility to Consultant shall be to pay Consultant for any unpaid expenses, fees or other consideration earned pursuant to this Agreement.

ARTICLE III.

COMPENSATION; REIMBURSEMENT

Section 3.01 Payments. The Consultant shall provide consulting services to the Company at no cost. Any consulting services provided by the Consultant to the Company which exceed eight (8) hours per month shall be billable to the Company at a rate of $150 per hour.

Section 3.02 No Reduction Due to Other Advisors. No fee payable to any other advisor either by Company or any other entity shall reduce or otherwise affect the compensation, fees, payments or reimbursements payable hereunder to the Consultant.

ARTICLE IV.

WORK PRODUCT

Consultant shall promptly and fully disclose to Company in writing all Work Products (as defined below), and the entire right, title and interest to all such Work Products (including, without limitation the entire right, title and interest to any renewals, reissues, extensions, substitutions, continuations, continuations in part, or divisions that may be filed with respect to the Work Products) shall be Company’s exclusive property and all Work Products developed by Consultant are hereby assigned to Company. Consultant will, at Company’s expense, give Company all assistance reasonably required to perfect, protect, and use the Work Products. The obligations of Consultant pursuant to this Article IV shall survive for the one (1) year period immediately following termination of this Agreement. As used herein, “Work Product” means any work product, improvement, discovery, design, work or idea (whether patentable or not and including those which may be subject to copyright protection, trademark protection or other intellectual property rights protection) generated, conceived, created or reduced to practice by Consultant alone or in conjunction with others, during or after working hours, that relates directly or indirectly to Company’s or its subsidiaries’ businesses or to Company’s actual research or development.

ARTICLE V.

ACCURACY OF DISCLOSURE

Company agrees to cooperate with Consultant and will furnish to, or cause to be furnished to, Consultant all information and data concerning Company (the “Information”) that Consultant reasonably deems appropriate in connection with the services to Company as provided herein and will provide Consultant with access to Company’s officers, directors, employees and advisors. Company agrees to promptly notify Consultant if Company believes that any Information that was previously provided to Consultant has become materially misleading. Company acknowledges and agrees that in rendering its services hereunder, Consultant will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Consultant) without independent verification thereof or independent appraisal or evaluation of Company. Consultant does not assume responsibility for the accuracy or completeness of the Information. If all or any portion of the business of Company is engaged in through subsidiaries or other affiliates, the references in this paragraph to Company will, when appropriate, be deemed also to include all such subsidiaries or other affiliates.

ARTICLE VI.

INDEMNIFICATION

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their respective directors, officers, managers, attorneys, finders, agents, representatives, advisors, stockholders, members and employees, and each person, if any, who controls the Company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act (collectively, the “Company Indemnified Parties”) in accordance with the provisions for indemnification and contribution set forth in Schedule “A” hereto, which is incorporated by reference in and made a part of this Agreement as if fully set forth herein.

ARTICLE VII.

PUBLICITY

With the prior written consent of Company, which shall not be unreasonably withheld, Consultant shall have the right to place advertisements in mailings and financial and other newspapers and journals at its own expense describing its services hereunder to Company and using Company’s logo, slogan, trademark, and/or service mark.

ARTICLE VIII.

CONFIDENTIALITY; MATERIAL NONPUBLIC INFORMATION

Section 8.01  Restrictions on Consultant. Consultant recognizes that its relationship with Company will give it access to non-public proprietary information, confidential information and trade secrets. Consequently, during the Term of this Agreement and for the two (2) year period immediately thereafter, Consultant will not use or disclose for itself or for others (except persons specifically designated by Company) any Confidential Information. “Confidential Information” shall include but not be limited to, any information concerning Company’s processes, products, services, inventions, purchasing, accounting, marketing, selling methods and techniques, research and development, computer programs, purchasing information, ideas and plans for development, historical financial data and forecasts, long range plans and strategies, customer lists, Information and any other information related to Company’s customers, and any such other information concerning the business of Company or its manner of operation that is not generally known in the industry. Confidential Information shall not include any information that: (a) is or subsequently becomes publicly available without Consultant’s breach of this Agreement; (b) was in the Consultant’s possession at the time of disclosure and was not acquired from Company; (c) is received from third parties, and is rightfully in the possession of such third parties and not subject to a confidentiality obligation of third parties; (d) is required by law to be disclosed (with prior notice to Company); or (e) is intentionally disclosed without restriction by Company to a third party.

Section 8.02 Third Party Information. Company recognizes that Consultant has received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Consultant’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees at all times during the Term of this Agreement, not to commingle the Confidential Information with other third parties’ confidential or proprietary information.

Section 8.03 Surrender of Material upon Termination of Agreement. Upon termination of this Agreement, Consultant shall return immediately to Company all Work Products including, but not limited to, books, records, notes, data and information relating to Company or its business, and will so certify in writing that it has done so.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices. Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, or delivered by overnight courier service, to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, three (3) business days after mailing, if mailed, or one (1) business day after timely delivery to the overnight courier service, if delivered by overnight courier service:

(a) If to the Consultant:

Robert Nordin
2400 Fieldcrest Drive
Mundelein, Illinois 60060
Telephone: (847) 894-0279

(b) If to the Company:

SWK Technologies, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039
Telephone: (973) 758-6110
Attention: Jeffrey Roth

or to such other address as such party may indicate by a written notice delivered to the other party hereto.

Section 9.02 Attorneys’ Fees. If any party to this Agreement brings an action or proceeding directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such action or proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

Section 9.03 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

(a) Any judicial proceeding brought with respect to this Agreement by the Stockholders and/or Hightower must be brought in the United States District Court in the State of New Jersey or any court of competent jurisdiction in the State of New Jersey located in Middlesex County. Any judicial proceeding brought with respect to this Agreement by the Buyer must be brought in the United States District Court in the State of Illinois or any court of competent jurisdiction in the State of Illinois located in Cook County; and, each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of Illinois or New Jersey other than for such purpose.

(b) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.04 Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the parties with respect to the subject matter contemplated herein.

Section 9.05 Amendment; Waiver. This Agreement may not be amended or modified except by a writing executed by both of the parties hereto. The waiver by any party hereto of any breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.06 Assignability. Neither party to this Agreement may assign its rights and obligations under this Agreement without the prior written consent of the other party.

Section 9.07 Binding Effect. This Agreement and any amendment thereto, shall be binding upon and shall inure to the benefit of the successors and assignees of the parties hereto.

Section 9.08 Relationship. Nothing in this Agreement shall be interpreted to provide that Consultant and Company are partners, joint venturers, agents or assignees of the other. Consultant is and shall remain an independent contractor providing services to Company, and is not an employee or agent of Company, and neither party shall be entitled to bind the other party in any way.

Section 9.09 Headings. The section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

Section 9.10 Severability. Should a court or other body of competent jurisdiction determine that any provision in this Agreement is invalid or unenforceable, the remaining provisions in this Agreement nevertheless shall be deemed valid and enforceable, and continue in full force and effect without being impaired or invalidated in any way.

Section 9.11 Further Assurances. The parties shall execute, acknowledge and deliver any further documents, instruments, or other assurances and shall take any other action consistent with the terms of this Agreement that may be reasonably requested by any other party or its counsel for the purpose of confirming or effectuating any of the actions contemplated by this Agreement.

Section 9.12 Remedies Cumulative. Any termination of this Agreement shall be without prejudice to any right or remedy to which a party may be entitled either by law, or in equity, or under this Agreement.

Section 9.13 Survival. Notwithstanding any termination of this Agreement, Section 2.02 and Articles III, IV, VI, VIII and this Article X shall survive and remain in full force and effect.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SWK TECHNOLOGIES, INC.

By:_______________________________
     Name: Jeffrey Roth
     Title: Chief Executive Officer

By:_______________________________
     Name: Robert Nordin
     Title: Consultant

[Signature Page to Consulting Agreement]

SCHEDULE A

Indemnification and Contribution

Consultant shall indemnify and hold harmless the Company and each of its controlling persons, subsidiaries, affiliates, directors, officers, and employees (“Indemnified Persons”), from and against all losses, claims, damages and liabilities, and all suits, actions, claims, proceedings and investigations in respect thereof, relating to or arising out of the activities contemplated by Consultant’s engagement described in the Consulting Agreement to which this Schedule “A” is attached. The foregoing shall include the reasonable expenses incurred by the Company and Indemnified Persons in appearing as witnesses or being deposed, producing documents or otherwise being involved in any suits, actions, proceedings or investigations. Consultant shall reimburse the Company and each Indemnified Person for all reasonable expenses, including attorneys’ fees and disbursements, as they are incurred in connection with investigating, preparing for or defending any suit, action, proceeding or investigation, whether or not the Company or such Indemnified Person shall be a party thereto, whether or not the same shall involve or result in any liability on the part of the Company or such Indemnified Person; provided that Consultant shall advance such expenses only upon receipt of an undertaking by the Company or such person to repay such advances if it shall ultimately be determined that the Company or such person was not entitled to be indemnified. Notwithstanding the forgoing, Consultant shall not, however, be obligated to indemnify the Company or any Indemnified Person in respect of any loss, claim, damage, liability or expense to the extent the same is found by a final judgment of a court of competent jurisdiction to have resulted from gross negligence, willful misconduct or bad faith on the part of the Company or such Indemnified Person. The Company shall have no liability to Consultant for any loss, claim, damage, liability or expense related to or arising out of the activities contemplated by Consultant’s engagement, except to the extent such loss, claim, damage, liability or expense is found by a final judgment of a court of competent jurisdiction to have resulted from gross negligence, willful misconduct or bad faith on the part of the Company.

 If any suit, action, claim, proceeding or investigation is instituted against the Company or any Indemnified Person aforesaid in respect of which indemnification may be sought hereunder, the Company or such person shall promptly notify Consultant thereof in writing, but the omission so to notify Consultant shall not relieve Consultant from any liability except to the extent Consultant shall have been materially prejudiced by such omission. Neither the Company nor any Indemnified Person shall be required to provide notice to Consultant with respect to any suit, action or proceeding in which Consultant is named a defendant. The Consultant shall be entitled to assume the defense of any suit, action or proceeding with counsel reasonably satisfactory to the Company; provided, however, that if the defendants in any such suit, action or proceeding include both the Company or an Indemnified Person and Consultant or another indemnified person, and counsel for the Company or such Indemnified Person shall have advised in writing that a conflict or potential conflict exists between the Company or such Indemnified Person and Consultant or another indemnified person, or that there may be one or more legal defenses available to the Company or an Indemnified Person that are different from or additional to those available to Consultant or another indemnified person, then Consultant shall not have the right to assume the defense of such suit, action or proceeding on behalf of the Company or such Indemnified Person, and the Company and such Indemnified Person shall have the right to select separate counsel to defend such suit, action or proceeding on its behalf, with costs to be borne by the Consultant. Subject to the foregoing, the Consultant shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) for the Company and all Indemnified Persons similarly situated in any one suit, action or proceeding or substantially similar suits, actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances. Consultant shall not be liable for the settlement of any suit, action, claim or proceeding by the Company or any Indemnified Person without Consultant’s prior written consent. The Consultant agrees that it shall not settle any suit, action, claim or proceeding relating to or arising out of the activities contemplated by Consultant’s engagement, unless such settlement includes a provision unconditionally releasing the Company and each Indemnified Person from all liabilities in respect of the matters which are the subject of such suit, action claim or proceeding. The provisions hereof are in addition to all other existing rights to indemnification on the part of the Company and each Indemnified Person aforesaid, and shall survive any termination of the Consultant’s engagement hereunder.

In order to provide for just and equitable contribution, if a claim for indemnification hereunder is made, but it is found in a final judgment of a court of competent jurisdiction that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then Consultant, on the one hand, and the Company, on the other hand, shall contribute to the amounts paid, payable or suffered in respect of the losses, claims, damages, liabilities or expenses for which indemnification is unavailable or insufficient (i) in such proportion as appropriately reflects the relative benefits to Consultant, on the one hand, and the Company, on the other hand, from the transaction contemplated by Consultant’s engagement hereunder, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i), but also the relative faults of Consultant, on the one hand, and the Company, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. It is agreed that it would not be just or equitable if the contribution provided for herein were determined by pro rata allocation or any other method which does not take into account the foregoing. The relative benefits to Company and Consultant shall be deemed to be in the proportion which (A) the total amount to be paid by Company from the transaction contemplated by Consultant’s engagement (whether or not consummated), bears to (B) the fees actually received by Consultant for its engagement (excluding any amounts received in reimbursement of expenses). In no event shall Consultant’s share of any liability be in excess of the fees actually received by Consultant for its engagement (excluding any amounts received in reimbursement of expenses).

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